Exhibit 10(j)

January 29, 1997



Mr. Timothy C. Brown
1401 Hawkshead Lane
Louisville, Kentucky 40220


Dear Mr. Brown:

     This letter agreement sets forth the terms and conditions of your continuing employment with Thomas Industries Inc. Please affix your signature to the enclosed copy of this letter to document your agreement with these terms and conditions and return the copy to me at your earliest convenience.

     1. Position. During the term of your employment with the Company, you will continue to serve as President and Chief Executive Officer of the Company. You agree to devote your full business time and attention to the duties of such offices and use your best efforts to protect, encourage and promote the interests of the Company during the term. You shall not during your employment be employed by, or, without the consent of the Board of Directors, be a director of, any other business. However nothing shall prevent you from continuing to serve as a director of National City Bank, Kentucky, or to serve as a director of any civic or charitable organization.

     2. Term. Your term of employment under this Agreement shall be for a three-year period, commencing as of January 1, 1997. The term shall be automatically extended at the end of each day for an additional day so that the remaining term of the Agreement shall be three years. Such automatic extensions shall terminate upon your receipt of written notice from the Board of Directors of the Company that the Agreement will not be so extended at the completion of its remaining three-year term.

     3. Compensation. As compensation for the services which you will render pursuant to this Agreement, you will receive the following payments and benefits:

          a. Salary. You will be paid an annual salary of $360,000 for the calendar year 1997. Your salary will automatically increase to $375,000 for 1998 and $390,000 for 1999. Thereafter, your performance will be subject to review by the Compensation Committee on an annual basis in accordance with the usual review procedures from time to time in effect for senior management of the Company and your salary may be increased (but not decreased) from time to time based on those reviews.

          b. Bonus. You will participate in the Company's annual executive bonus program for senior executives. Your annual target bonus will be not less than 60% of your salary and will be earned if the Company achieves annual financial performance goals established by the Compensation Committee.

          c. Long-Term Incentives. You will participate in the Company's 1995 Incentive Stock Plan and will be awarded stock options and performance share awards as determined from time to time by the Compensation Committee based upon the Committee's evaluation of your performance and the performance of the Company from year to year.

          d. Benefits. You will be entitled to participate in all employee benefit plans and programs of the Company (other than any severance pay plan) which are made available from time to time to senior officers of the Company, relating to medical care, dental care, annual physical examination, long-term disability, and retirement.

The Company's objective is to provide you compensation at a level of at least the 50% quartile of competitive compensation for chief executive officers in companies of comparable revenues. The Company intends to reach this objective over a 3 to 5-year period.

     4. Expenses. The Company will pay or reimburse you for any expenses you reasonably incur in furtherance of your duties hereunder upon submission of vouchers or itemized reports prepared in compliance with Company policies and as may be required in order to qualify such payments as proper deductions for tax purposes. The Company shall also lease or purchase an automobile for your use in the rendition of services hereunder and you shall be reimbursed for all expenses incurred in the use of the automobile.

     5. Vacation. You shall be entitled to paid vacation during each year of the term of your employment in accordance with Company policy applicable to salaried employees.

     6. Death. In the event of your death during the employment term, the Company will pay your estate, or designated beneficiary, any unpaid salary or other accrued compensation through the date of termination and a pro rata portion of your target bonus for the year in which your death occurs.

     7. Disability. Any physical or mental ailment which prevents you from performing your duties hereunder for a period of more than 180 consecutive days and which is expected to be of permanent duration shall constitute total permanent disability hereunder. In the event of your permanent total disability, your employment will terminate, the Company will pay you or your representative your salary through the date of termination and a pro rata portion of your target bonus for the year in which disability occurs, and all rights, duties and obligations of both parties under this Agreement (other than your obligation of noncompetition and confidentiality under paragraph 12 hereof) shall cease and you shall be entitled to all the benefits then being provided to senior officers of the Company who become so disabled.

     8. Resignation. If you voluntarily terminate your employment at any time during the term, all obligations of the Company under this Agreement shall immediately cease, except for obligations involving accrued but unpaid compensation under this Agreement through the date of such termination.

     9. Termination for Cause. The Company may terminate your employment at any time for cause. For purposes hereof, the term "cause" shall have the same meaning as it does in the "Employment Agreement" between the parties dated October 1, 1988 (the "1988 Agreement"). All obligations of the Company under this Agreement shall immediately cease upon termination of your employment for cause except for obligations involving accrued but unpaid compensation under this Agreement through the date of such termination.

     10. Severance. If your employment is terminated by the Company without cause, the Company shall continue to pay you your base salary for a 36-month period from the date of termination, continue your medical and other insurance coverage for that period and make a payment to you equal to the present value of three annual contributions to the Company's retirement plan (based on average of the Company's last two contributions). Any payments under this paragraph shall constitute liquidated damages and shall be your sole right to compensation in the event of such termination of employment. The amount of any payment provided for under this paragraph 10 shall not be reduced by any compensation earned by you as a result of employment by another employer after the date of termination.

     11. Change of Control. In the event of a change of control of the Company, the provisions of the 1988 Agreement shall supersede the provisions of this letter agreement for the "Employment Period" described in the 1988 Agreement. If you are still employed by the Company at the end of that Employment Period, the terms and conditions of this letter agreement shall apply to your continuing employment as if the change of control had not occurred. "Change of control" shall have the same meaning in this letter agreement as it does in the 1988 Agreement.



     12.  Noncompetition; Confidential Information.

          a. You agree that for a period of one year following your termination of employment you will not participate in the management of, or maintain any interest in, any organization which offers services or products similar to those offered by the Company or its subsidiaries without the prior written approval of the Board of Directors of the Company. This subparagraph shall not apply if termination of your employment is effected by the Company without cause.

          b. Upon termination of your employment, you agree not to take or retain any records, papers, files or other documents (including copies thereof) and shall not disclose to any person or entity any confidential information of any kind relating to the business, financial or other affairs of the Company or its affiliates without the prior written approval of the Board of Directors of the Company.

     13. Arbitration. Any controversy relating to this Agreement shall be settled exclusively by arbitration in Louisville, Kentucky in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

     14. Notices. All notices or other communications hereunder shall be in writing and shall be effectively given when mailed by registered mail, return receipt requested, and directed to the party at the address given herein, or to such other address as either party may hereafter designate to the other in writing.

          If to Executive:

               Mr. Timothy C. Brown
               1401 Hawkshead Lane
               Louisville, Kentucky 40220



          If to the Company:

               Thomas Industries Inc.
               4360 Brownsboro Road
               Suite 300
               Louisville, Kentucky 40232-5120
               Attention: Phillip J. Stuecker


     15. Entire Agreement. This letter agreement constitutes the entire agreement between you and the Company relating to your current employment and supersedes all previous agreements or understandings either oral or written with respect thereto, except for the 1988 Agreement which continues in full force and effect.

     16. Amendment. The terms and conditions of this Agreement may be amended at any time by written agreement between you and the Company.

     17. Continued Employment. If you remain employed by the Company after termination of this letter agreement, your annual salary shall continue at the rate in effect immediately prior to termination and you shall continue to participate in the Company's bonus, incentive and benefit plans (including the Severance Pay Policy for Officers).

     18. Enforceability. The invalidity or unenforceability of any provision of this letter Agreement shall not affect its other provisions and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had not been included. Any waiver by the Company of a breach of any provision of this Agreement by you shall not operate or be construed as a waiver of any subsequent breach of the Agreement by you.

                                  Very truly yours,



                                  ______________________
                                  Chairman
                                  Compensation Committee



I agree to the above terms
and conditions.


____________________________________
Timothy C. Brown


Date: ________________________, 1997